Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Telephone and Data Systems, Inc. for the registration of senior and subordinated debt securities and to the incorporation by reference therein of our report dated February 24, 2016, with respect to the consolidated financial statements of Los Angeles SMSA Limited Partnership and Subsidiary included in Telephone and Data Systems, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Orlando, Florida
May 20, 2016